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                                  EXHIBIT 99.2

             FORM OF STOCK OPTION AGREEMENT IN CONNECTION WITH THE
                    WHEELGROUP CORPORATION STOCK OPTION PLAN


                             WHEELGROUP CORPORATION
                             STOCK OPTION AGREEMENT
                                      WITH
                                  (INSERT NAME)
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THIS AGREEMENT is made and entered into as of ______________________________, by and between WheelGroup Corporation, a Texas Corporation (hereinafter called "WheelGroup") and James T. Anderson (hereinafter called "Employee"), a resident of the State of Texas. This Stock Option Agreement is governed by the terms of the 1995 Stock Option Plan. Furthermore WheelGroup and the Employee agree to the following terms.


1. Number of Optioned Shares -- The Board of Directors of WheelGroup hereby grants to the Employee a stock option to purchase up to (AMOUNT) shares of WheelGroup's common stock (hereinafter called "Optioned Shares") from time to time during the Option Term at a price of $.20 per share.


2. Effective Date of Grant and Option Term -- This option shall have an Effective Date as of ____________________________ (the commencement of full-time employment). Options may be exercised to purchase stock in accordance with the below Dates of Exercise. This agreement has a term of five years measured from the Effective Date. All options not exercised by the 5th anniversary date of this agreement expire.


Dates of Exercise -- The Employee may, within the specified Option Term, purchase the Optioned Shares in accordance with the following schedule:

    25% of the Optioned Shares at any time after the expiration of one year from the Effective Date and an additional 2.08% of the Optioned Shares for each full month occurring after the expiration of one year from the Effective Date, until all of the Optioned Shares are purchasable.


Compliance with Laws and Regulations -- WheelGroup has not registered any of its shares of stock under any applicable federal or state securities laws.


Resale Restrictions -- The Employee, upon the exercise of options, will be investing in WheelGroup's stock for his own account and understands that he bears the economic risk of holding an investment in the Optioned Shares for an indefinite period of time. The Employee will not sell nor pledge as collateral the Optioned Shares until they have been either:

    a.  Subsequently registered under applicable securities laws or

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    b. Appropriately deemed as exempt from any applicable registration
Successors and Assignees -- The provisions of this agreement shall inure to the benefit of and be binding upon the successors, administrators, heirs and legal representatives of the Employee and the successors and assignees of the WheelGroup.


Governing Law -- The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Texas.


        IN WITNESS WHEREOF, WheelGroup has caused this Agreement to be executed in duplicate on its behalf by its duly authorized officer and Employee has also executed this Agreement in duplicate, all as of the day and year indicated above.


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   WHEELGROUP CORPORATION
   13750 San Pedro, Suite 670                ------------------------------
   San Antonio, Texas  78232                         Toney Jennings
                                                        President
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   (NAME)
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                                                        Signature
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